Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Valero GP, LLC

and Unitholders of Valero L.P.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-109541, 333-88264, and 333-81806), on Form S-4 (No. 333-120726) and on Form S-3 (File No. 333-109412) of Valero L. P. and subsidiaries of our reports dated March 11, 2005, on the following:

•	the consolidated balance sheet of Valero L. P. and subsidiaries as of December 31, 2004 and the related consolidated statements of income, cash flows and partners’ equity for the year then ended, and

•	management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, and

•	the balance sheet of Riverwalk Logistics, L.P. as of December 31, 2004,

These reports appear in the December 31, 2004 annual report on Form 10-K of Valero L. P. and subsidiaries.

/s/ KPMG LLP

San Antonio, Texas

March 11, 2005